D+H Group LLP
Chartered Accountants

April 25, 2012

Consent of Independent Registered Chartered Accountants

We hereby consent to the inclusion, in this registration statement on Form 20-F of Stellar Biotechnologies, Inc., of our report dated November 30, 2011 on our audit of the consolidated financial statements of the Company as at August 31, 2011 and 2010 and for the years ended August 31, 2011, 2010 and 2009.

"D&H Group LLP"

Chartered Accountants